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                                                                   EXHIBIT 99.11

                                   WSMP, INC.
                                  1 WSMP DRIVE
                        CLAREMONT, NORTH CAROLINA 28610
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                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 27, 1998
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To the Shareholders of WSMP, Inc.:

     A special meeting of shareholders (the "WSMP Special Meeting") of WSMP, Inc., a North Carolina corporation ("WSMP"), will be held at the Gateway Hotel, 909 Highway 70, S.W., in Hickory, North Carolina, at 11:00 a.m., local time, on January 27, 1998, to consider and act upon:

          1. A proposal to approve the issuance of shares of WSMP common stock ("WSMP Common Stock") pursuant to that certain Agreement and Plan of Merger dated as of November 14, 1997 among WSMP, Sagebrush, Inc., a North Carolina corporation ("Sagebrush"), WSMP Acquisition, Inc., a North Carolina corporation and wholly-owned subsidiary of WSMP ("Sub"), and Messrs. L. Dent Miller and Charles F. Connor, Jr. (the "Agreement"), and the related Plan of Merger (the "Plan of Merger"), pursuant to which Sub will merge with and into Sagebrush and each share of Sagebrush common stock, other than shares held by dissenting shareholders, will be converted into the right to receive .3214 shares of WSMP Common Stock, subject to adjustment in certain circumstances (the "Issuance"). See "The Merger -- Description of the Merger; Exchange Ratio" in the accompanying Joint Proxy Statement-Prospectus. A copy of the Agreement and the Plan of Merger set forth therein are attached to the accompanying Joint Proxy Statement-Prospectus as Appendix A.

          2. A proposal to amend the WSMP Articles of Incorporation to increase the number of shares of authorized WSMP Common Stock from 10,000,000 to 100,000,000 (the "Articles Amendment").

          3. The transaction of such other business as may properly come before the WSMP Special Meeting or any adjournments or postponements thereof.

     Only holders of record of WSMP Common Stock at the close of business on January 7, 1998 are entitled to notice of and to vote at the WSMP Special Meeting or any adjournments or postponements thereof. The presence in person or by proxy of a majority of the outstanding shares of WSMP Common Stock will constitute a quorum for the conduct of business at the WSMP Special Meeting. The affirmative vote of a majority of the votes cast by holders of WSMP Common Stock at the WSMP Special Meeting is required to approve each of the Issuance and the Articles Amendment.

                                          Richard F. Howard
                                          Chairman of the Board of Directors and
                                          Secretary
January 13, 1998

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PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR
NOT YOU PLAN TO ATTEND THE WSMP SPECIAL MEETING.

THE BOARD OF DIRECTORS OF WSMP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE ISSUANCE AND THE ARTICLES AMENDMENT AT THE WSMP SPECIAL MEETING.
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